Exhibit 5.1

June 13, 2018

CIRCOR International, Inc.

30 Corporate Drive, Suite 200

Burlington, MA 01803

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-223958) (the “Registration Statement”) filed by CIRCOR International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on March 27, 2018, for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”) certain securities of the Company, including shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an indeterminate initial offering price, as set forth in the Registration Statement and the prospectus contained therein, and (ii) the prospectus supplement, dated June 12, 2018 (the “Prospectus Supplement”), relating to (a) the sale by Colfax Corporation (the “Selling Stockholder”) of 3,283,424 shares of Common Stock (the “Selling Stockholder Shares”) and (b) the issuance and sale by the Company pursuant to the Registration Statement of 492,513 shares of Common Stock (the “Company Shares”) to be sold upon the exercise of an option to purchase the Company Shares granted by the Company to the Underwriters (as defined below).

The Shares are to be sold by the Company and the Selling Stockholder pursuant to an underwriting agreement, dated as of June 12, 2018 (the “Underwriting Agreement”), by and among the Company, the Selling Stockholder and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the several underwriters named in the Underwriting Agreement (the “Underwriters”), the form of which is being filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, dated June 13, 2018.

We are acting as counsel for the Company in connection with the sale by the Selling Stockholder of the Selling Stockholder Shares and the issuance and sale by the Company of the Company Shares, in each case pursuant to the Underwriting Agreement. We have examined and relied upon a signed copy of the Registration Statement and a copy of the Prospectus Supplement, each as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

CIRCOR International, Inc.

June 13, 2018

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion in clause (ii) below, insofar as it relates to the Selling Stockholder Shares being fully paid, is based solely on an officer’s certificate of the Company confirming the Company’s receipt of the consideration called for by the applicable resolutions authorizing the issuance of such shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that (i) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and nonassessable and (ii) the Company Shares have been duly authorized for issuance and, when the Company Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Company Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

CIRCOR International, Inc.

June 13, 2018

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner